Exhibit 23.1

Ally Financial Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated February 25, 2011, relating to the consolidated financial statements of Ally Financial Inc. and the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ally Financial Inc. for the year ended December 31, 2010, in the following registration statements on Form S-3:

Registration Statement No.	Description
333-156775	Ally Financial Inc. Demand Notes
333-165608	Ally Financial Inc. Trust Preferred Securities
333-165610	Ally Financial Inc. Perpetual Preferred Stock, Series A
333-168622	Ally Financial Inc. Perpetual Preferred Stock, Series G
333-171519	Ally Financial Inc. Senior Guaranteed Notes

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan

February 25, 2011